                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G
                      Under Securities Exchange Act of 1934

                               (Amendment No. __)(1)



                                   TRITEL INC.
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                    89675X104
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                                 (CUSIP Number)



--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


--------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       The Manufacturers Life Insurance Company
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2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]

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3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Canada
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                    5.     SOLE VOTING POWER

                           0
                    ------------------------------------------------------------
   NUMBER OF        6.     SHARED VOTING POWER
    SHARES
 BENEFICIALLY              5,175,746
   OWNED BY         ------------------------------------------------------------
     EACH           7.     SOLE DISPOSITIVE POWER
   REPORTING
 PERSONS WITH              0
                    ------------------------------------------------------------
                    8.     SHARED DISPOSITIVE POWER

                           5,175,746
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,175,746
--------------------------------------------------------------------------------
10.    CHECK BOX  IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.37%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

--------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       The Manufacturers Life Insurance Company (U.S.A.)
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S. (Michigan)
--------------------------------------------------------------------------------
                    5.     SOLE VOTING POWER

                           0
                    ------------------------------------------------------------
   NUMBER OF        6.     SHARED VOTING POWER
    SHARES
 BENEFICIALLY              5,175,746
   OWNED BY         ------------------------------------------------------------
     EACH           7.     SOLE DISPOSITIVE POWER
   REPORTING
 PERSONS WITH              0
                    ------------------------------------------------------------
                    8.     SHARED DISPOSITIVE POWER

                           5,175,746
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,175,746
--------------------------------------------------------------------------------
10.    CHECK BOX  IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.37%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

--------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Manulife Financial Corporation
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Canada
--------------------------------------------------------------------------------
                    5.     SOLE VOTING POWER

                           0
                    ------------------------------------------------------------
   NUMBER OF        6.     SHARED VOTING POWER
    SHARES
 BENEFICIALLY              5,175,746
   OWNED BY         ------------------------------------------------------------
     EACH           7.     SOLE DISPOSITIVE POWER
   REPORTING
 PERSONS WITH              0
                    ------------------------------------------------------------
                    8.     SHARED DISPOSITIVE POWER

                           5,175,746
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,175,746
--------------------------------------------------------------------------------
10.    CHECK BOX  IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.37%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Item 1(a). Name of Issuer:

           Tritel Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

           1080 River Oaks Drive
           Suite B100
           Jackson, Mississippi  39208

Item 2(a). Name of Person Filing:

           The Manufacturers Life Insurance Company
           The Manufacturers Life Insurance Company (U.S.A.)
           Manulife Financial Corporation


Item 2(b). Address of Principal Business Office or, if None, Residence:

           For The Manufacturers Life Insurance Company and
           Manulife Financial Corporation

           200 Bloor Street East
           Toronto, Ontario
           Canada, M4W 1E5

           For The Manufacturers Life Insurance Company (U.S.A.)
           73 Tremont Street
           Boston, MA 02108

Item 2(c). Citizenship:

For The Manufacturers Insurance Company and Manulife Financial Corporation:

           Canada

For The Manufacturers Life Insurance Company (U.S.A.)

           U.S. (Michigan)

Item 2(d). Title of Class of Securities:

           Common Stock

Item 2(e). CUSIP Number:

           89675X104

Item 3.    If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), Check Whether the Persons Filing is a :

          (j)  Group, in accordance with Section 13d-1(b)(1)(ii)(J)

Item 4.   Ownership. (as of December 31, 1999)

          Applies to each person in the Group:

          (a)    Amount beneficially owned                                      5,175,746
          (b)    Percent of class                                                    5.37%
          (c)    Number of shares as to which the person has
                (i)    Sole power to vote or to direct the vote
                (ii)   Shared power to vote or to direct the vote               5,175,746
                (iii)  Sole power to dispose or to direct the disposition of
                (iv)   Shares power to dispose or to direct the disposition of  5,175,746

Item 5.   Ownership of Five Percent or Less of a Class.

          N/A

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          N/A

Item 8.   Identification and Classification of Members of the Group.

          See attached exhibit

Item 9.   Notice of Dissolution of Group.

          N/A

Item 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                    February 10, 2000
                                        ----------------------------------------
                                                         (Date)


                                        The Manufacturers Life Insurance Company


                                        /s/ James D. Gallagher
                                        ----------------------------------------
                                        James D. Gallagher, Vice President
                                        Legal Services and Chief Compliance
                                        Officer U.S. Operations